ACCEPTANCE

I, Daniel Motsinger, hereby accept my appointment as President and Treasurer of Sattel Global Networks, Inc.

/s/___________________________________________
Daniel Motsinger


I  Richard  Muller,  hereby accept my appointment  as Secretary of Sattel Global
 Networks, Inc.

/s/____________________________________________
Richard Muller